Exhibit 99.1

Quarter-to-Date
Sales Update

June 17, 2009

(% change versus PY)	April & May 2009	Commentary
Consolidated Sales	(29%)	In-line with expectations, underlying sales declined 11% due to weak demand across most end markets. Lower natural gas pass-thru (11%) and unfavorable currency (7%) impacts.
Merchant Gases	(21%)	Lower volumes in all regions across most end markets, with no sequential improvement in demand. Higher pricing continues. Currency (11%).
Tonnage Gases	(41%)	Volume growth in refinery hydrogen was offset by weakness in chemicals and steel. Lower natural gas pass-thru (31%) and currency (4%).
Electronics and Performance Materials	(28%)
Electronics sales decreased due to declines in industry production.
Performance Materials sales declined reflecting weakness across all regions. Currency (4%). Sequential improvement in both
businesses.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.